Exhibit 99.1

DONEGAL GROUP INC. ANNOUNCES SALE OF DONEGAL FINANCIAL SERVICES CORPORATION

For Further Information:

Jeffrey D. Miller

Executive Vice President & Chief Financial Officer

Phone: (717) 426-1931

E-mail: investors@donegalgroup.com

For Immediate Release

MARIETTA, Pennsylvania, June 12, 2018 – Donegal Group Inc. (NASDAQ: DGICA and DGICB) announced today that Donegal Group Inc. (“DGI”) and Donegal Mutual Insurance Company (“DMIC”) have entered into an agreement to sell Donegal Financial Services Corporation (“DFSC”) and its wholly owned subsidiary, Union Community Bank, to Northwest Bancshares, Inc. (“Northwest”) for approximately $85.0 million in a combination of cash and Northwest common stock (NASDAQ: NWBI). Immediately prior to the closing of the merger, DFSC will pay a dividend of approximately $30.0 million to DGI and DMIC. Thus, the total proceeds to DGI and DMIC will be approximately $115.0 million.

Under the terms of the agreement, Northwest’s payment will be 50% cash and 50% stock, with the stock portion consisting of a fixed exchange of 137.84 Northwest shares for each of DFSC’s 17,864 outstanding shares. The exchange ratio was based upon the average per share closing price of Northwest’s stock for the ten trading days ended June 4, 2018, which was $17.26. The agreement provides that the exchange ratio will switch to a floating basis if the value of Northwest’s shares during a period ending the fifth trading day prior to closing is less than $15.53 or greater than $18.99, in an effort to provide protection to all parties such that the total purchase price shall not be less than $80.75 million or more than $89.25 million. Northwest also has the right to alter the mix of cash and stock to be received if the value of Northwest’s shares during the calculation period is less than $15.53.

As the owner of 48.2% of DFSC’s common stock, DGI will receive a dividend payment from DFSC of approximately $14.5 million and consideration from Northwest that will range in value from $38.9 million to $43.0 million. DGI anticipates that it will realize an after-tax gain, net of transaction-related expenses, within a range of $8.9 million and $12.5 million, or approximately $.32 to $.45 per Class A common share, upon closing of the transaction. Subject to receipt of various regulatory approvals and satisfaction of other customary closing conditions, the parties anticipate that the transaction will close during the first quarter of 2019.

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc. commented, “For DGI, this transaction represents the culmination of a banking investment strategy that began with the formation of Donegal Financial Services Corporation in 2000. The gain DGI will realize upon the closing of the transaction represents a favorable outcome for our stockholders. We anticipate that we will utilize the proceeds to support our strategic goals as we focus on our core property and casualty insurance business.”

Mr. Burke continued, “We believe that the transaction with Northwest will provide significant opportunities for the customers and employees of Union Community Bank. Northwest plans to expand its presence in Lancaster County, Pennsylvania and beyond. While the greater size and capabilities of Northwest will allow it to provide our banking customers with a greater range of products and services, Northwest continues to maintain a community banking culture that is similar to the customer-focused approach that Union Community Bank has followed for many years.”

Keefe, Bruyette, & Woods, Inc., a Stifel Company, served as financial adviser to DMIC, who is the majority shareholder of DFSC and Duane Morris LLP served as legal counsel to DGI and DMIC, who are DFSC’s two shareholders.

Ambassador Financial Group, Inc. served as financial advisor and Luse Gorman, PC served as legal counsel to Northwest.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in 22 Mid-Atlantic, Midwestern, New England and Southern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Company’s Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized “main street” property and casualty insurers, Donegal Group Inc. has grown profitably over the last three decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and book value growth.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected, on the anticipated schedule, or at all; closing of the transaction may not occur or may be delayed, either as a result of litigation related to the transaction or otherwise; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the price volatility in the trading price of Northwest’s common stock and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.